Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-3 of Heron Therapeutics, Inc., of our report dated February 28, 2022 relating to the consolidated financial statements and the effectiveness of Heron Therapeutics, Inc.’s internal control over financial reporting which appears in Heron Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WithumSmith+Brown, PC

San Francisco, California
October 7, 2022